OPTINOSE, INC.
RESTRICTED STOCK UNIT AGREEMENT
Inducement Grant

Pursuant to the attached Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Agreement (together with the Award Notice, this “Agreement”), OptiNose, Inc. (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) for the number of restricted stock units indicated in the Award Notice (“RSUs”). The Award is granted to you as an inducement that is material to you entering into employment with the Company pursuant to the inducement grant exception under NASDAQ Listing Rule 5635(c), and not pursuant to the Company’s 2010 Stock Incentive Plan, as amended and restated as of September 19, 2017 (the “Plan”), or any other equity plan incentive plan of the Company. Although the Award is not granted pursuant to the Plan, the Award shall be subject to and governed by, and shall be construed and administered in accordance with, the terms and conditions of this Agreement and the Plan (as from time to time in effect), which terms and conditions are incorporated herein by reference. In the event any provision of this Agreement should appear to be inconsistent with the Plan, the Plan shall control. Certain capitalized terms not explicitly defined in this Agreement shall have the same meanings given to them in the Plan.

Restricted Stock Units
This Agreement evidences the grant of an Award of Restricted Stock Units in the number set forth on the Award Notice. Each RSU represents the right to receive one share of Stock, subject to the vesting conditions and other terms and conditions set forth herein.

Vesting
Subject to the limitations contained herein and in the Plan, your Award will vest, if at all, in accordance with the vesting schedule provided in the Award Notice.

Vesting will cease upon the termination of your continuous Service and any RSUs that are not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such Award or the shares of Stock to be issued in respect of such portion of the Award.

Termination of Service
Unless the termination of your Service triggers accelerated vesting or other treatment of the RSUs pursuant to the terms of the Plan or any written employment agreement or other written agreement entered into between the Company or an Affiliate and you, you shall immediately and automatically forfeit your unvested RSUs to the Company in the event your Service terminates for any reason.

Change of Control	In the event of a Change of Control, the RSUs shall be treated in the manner provided in Sections 18.3 and 18.4 of the Plan, as applicable.
Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan. The Company’s decision is final and binding.

Dividend Equivalent Rights
If the Company declares one or more cash dividends on the Stock during the period commencing on the Grant Date and ending on and including the day immediately preceding the day on which the shares of Stock subject to vested RSUs are issued to you, then, on the date each such dividend is paid to the holders of Stock, you will be credited with dividend equivalents in an amount equal to the product of (i) the amount of the dividend declared and paid per share of Stock and (ii) the number of RSUs granted to you under this Agreement that are outstanding as of the record date of such dividend. The dividend equivalents that are credited to you in respect of each cash dividend will be deemed to have been reinvested into additional RSUs (rounded to the nearest whole unit) as of the dividend payment date based on the closing price of the Stock on the dividend payment date. Any such additional RSUs shall be subject to the same terms and conditions which apply to the underlying RSUs to which they relate and shall vest or be forfeited, as applicable, at the same time as the underlying RSUs to which they relate. Such additional RSUs shall also be credited with additional RSUs as any further cash dividends are declared. The foregoing does not obligate the Company to pay dividends on the Stock and nothing in the Plan or in this Agreement shall be interpreted as creating such an obligation.

Notwithstanding anything to the contrary in this Agreement, if the RSUs are scheduled to vest and be settled between a dividend record date and a dividend payment date, then dividend equivalents with respect to such dividend will be credited to you, will be deemed to have been reinvested into additional RSUs (rounded to the nearest whole unit), and will be paid to you on the earlier of (i) the dividend payment date for such dividend and (ii) March 15th following the date on which the underlying RSUs vest.

Withholding Obligation
(a) By accepting this Award, you hereby (i) acknowledge and agree that you have elected a Sell to Cover (as defined in the Award Notice) to permit you to satisfy any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with your Award (the “Withholding Obligation”) and that the Withholding Obligation shall be satisfied pursuant to this section (a) and (ii) further acknowledge and agree to the following provisions:
(i) You hereby irrevocably appoint Morgan Stanley Smith Barney LLC or such other registered broker-dealer that is a member of the Financial Industry Regulatory Authority as the Company may select, as your agent (the “Agent”), and you authorize and direct the Agent to:
(1) Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the date on which the shares of Stock are delivered to you pursuant to the section title “Issuance” in this Agreement in connection with the vesting of the RSUs, the number of shares of Stock expected to generate sufficient proceeds to cover (A) the satisfaction of the Withholding Obligation arising from the vesting of those RSUs and the related issuance of shares of Stock to you and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto
(2) Remit directly to the Company and/or any Affiliate the proceeds from the sale of the shares of Stock referred to in clause (1) above to apply to the Withholding Obligation;
(3) Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of the shares of Stock referred to in clause (1) above; and
(4) Remit any remaining funds to you or apply them as additional tax withholdings.

              (ii) You acknowledge that your election to Sell to Cover and the corresponding authorization and instruction to the Agent set forth in this section (a) to sell Stock to satisfy the Withholding Obligation is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (your election to Sell to Cover and the provisions of this section (a), collectively, the “10b5-1 Plan”). You acknowledge that by accepting this Award, you are adopting the 10b5-1 Plan to permit you to satisfy the Withholding Obligation. You hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Stock that must be sold pursuant to section (a)(i) above to satisfy your obligations hereunder.
(iii) You acknowledge that the Agent is under no obligation to arrange for the sale of Stock at any particular price under this 10b5-1 Plan and that the Agent may effect sales as provided in this 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to your account. You further acknowledge that you will be responsible for all brokerage fees and other costs of sale associated with this 10b5-1 Plan, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. In addition, you acknowledge that it may not be possible to sell shares of Stock as provided for in this 10b5-1 Plan due to (i) a legal or contractual restriction applicable to you or the Agent, (ii) a market disruption, (iii) a sale effected pursuant to this 10b5-1 Plan that would not comply (or in the reasonable opinion of the Agent’s counsel is likely not to comply) with the Securities Act of 1933, as amended, (iv) the Company’s determination that sales may not be effected under this 10b5-1 Plan or (v) rules governing order execution priority on the national exchange where the Stock may be traded. In the event of the Agent’s inability to sell shares of Stock, you will continue to be responsible for the timely payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in section (a)(i)(1) above.
(iv) You acknowledge that regardless of any other term or condition of this 10b5-1 Plan, the Agent will not be liable to you for (A) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (B) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.
(v) You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this 10b5-1 Plan.
(vi) Your election to Sell to Cover and to enter into this 10b5-1 Plan is irrevocable. Upon acceptance of the Award, you have elected to Sell to Cover and to enter into this 10b5-1 Plan, and you acknowledge that you may not change this election at any time in the future. This 10b5-1 Plan shall terminate on the date on which the Withholding Obligation arising from the vesting of all of the RSUs and the related issuance of shares of Stock has been satisfied.
(b) In addition to or in combination with the Sell to Cover provided for under section (a) above, you authorize the Company, at its discretion, to satisfy the Withholding Obligation by the following means (or by a combination of the following means):
(i) Requiring you to pay to the Company any portion of the Withholding Obligation in cash;
(ii) Withholding from any compensation otherwise payable to you by the Company; and/or

(iii) Withholding shares of Stock from the shares of Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Stock are issued pursuant to the section title “Issuance” in this Agreement) equal to the amount of the Withholding Obligation; provided, however, that the number of such shares of Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.
(c) Unless the Withholding Obligation of the Company and/or any affiliate are satisfied, the Company shall have no obligation to deliver to you any Stock.
(d) In the event the Withholding Obligation of the Company arises prior to the delivery to you of Stock or it is determined after the delivery of Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

The Company has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by accepting this Award, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

Issuance
(a) The issuance of shares of Stock in respect of the RSUs is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation set forth above, in the event one or more RSUs vests, the Company shall issue to you one (1) share of Stock for each RSU that vests on the applicable vesting date(s) (subject to any adjustment set forth above). Each issuance date determined by this paragraph is referred to as an “Issuance Date”.
(b) If the Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:
               (i) the Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Stock on an established stock exchange or stock market, and

            (ii) either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Issuance Date, (A) not to satisfy the Withholding Obligation by withholding shares of Stock from the shares otherwise due, on the Issuance Date, to you under this Award, and (B) not to permit you to then effect a Sell to Cover under the 10b5-1 Plan (as defined above) to satisfy the Withholding Obligation, if applicable, (C) not to satisfy the Withholding Obligation from compensation otherwise payable to you by the Company, and (D) not to permit you to pay your Withholding Obligation in cash, then the shares that would otherwise be issued to you on the Issuance Date will not be delivered on such Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Stock in the open public market, but in no event later than December 31 of the calendar year in which the Issuance Date occurs (that is, the last day of your taxable year in which the Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).
(c) The form of delivery of Stock underlying vested RSUs shall be determined by the Company, in its discretion, including without limitation, book-entry, registration or issuance of one or more stock certificates.

Transfer of RSUs	You may not sell, transfer, assign, pledge, or otherwise encumber or dispose of the RSUs. If you attempt to do any of these things, you will immediately and automatically forfeit the RSUs.
Retention Rights
Neither your RSUs nor this Agreement constitutes an agreement of employment or gives you the right to be retained by the Company or an Affiliate in any capacity. Except as otherwise provided in any applicable employment agreement between you and the Company, the Company and its Affiliates reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for the shares underlying your RSUs has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Clawback
The RSUs are subject to mandatory repayment by you to the Company to the extent you are, or in the future become, subject to (x) any Company or Affiliate “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Laws, or (y) any Applicable Laws which impose mandatory recoupment, under circumstances set forth in such Applicable Laws.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by the RSUs shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Forfeiture of Rights
If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights hereunder, including, but not limited to, the right to cause: (i) a forfeiture of the RSUs, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company and ending twelve (12) months following such termination of Service, a forfeiture of any Stock acquired by you in respect of the RSUs. Unless otherwise specified in an employment or other agreement between the Company or an Affiliate and you, you take actions in competition with the Company if you, directly or indirectly, as an individual proprietor, partner, stockholder, executive, manager, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever in any business or venture that competes with any line of business, product or product candidate that the Company is engaged in as of the date of your termination of Service or is actively planning to engage in as of the date of your termination of ; provided, however, (i) being a holder of less than 1% of the outstanding equity of a public company or mutual fund shall not be deemed to be in competition with the Company and (ii) employment by or consultation for a publicly traded company that derives less than five percent (5%) of its net revenues from activities that compete with any line of business, product or product candidate that the Company engages in, or is actively planning to engage in, shall not constitute competition so long as you do not personally provide employment or consulting services to the business segment of such publicly traded company that engages in such competitive activities

If you are not a party to a confidentiality, non-disclosure, non-solicitation, non-competition and invention assignment agreement with the Company on the date of this Agreement, you, as consideration for this Award, will concurrently herewith enter into such agreement in a form reasonably acceptable to the Company.

Data Privacy
In order to administer the Award, the Company may keep and process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Award.
By electronically accepting this Award, you give explicit consent to the Company to keep and process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Award.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Award in electronic form. By electronically accepting this Award you agree that the Company may deliver the Award prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, you may request paper copies of these documents.

Severability
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver	No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

Award Subject to Plan Provisions
The Award is an inducement grant pursuant to NASDAQ Listing Rule 5635(c), and is not granted pursuant to the Company’s 2010 Stock Incentive Plan, as amended and restated as of September 19, 2017 (the “Plan”), or any other equity plan incentive plan of the Company. Although the Award is not granted pursuant to the Plan, the Award shall be subject to and governed by, and shall be construed and administered in accordance with, the terms and conditions of the Award (as from time to time in effect), which terms and conditions are incorporated herein by reference. Each of the Board and the Committee shall have the authority to interpret and construe the Award pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. The text of the Plan is incorporated in this Agreement by reference.

Entire Agreement
This Agreement and the Plan (and the other agreements or documents referred to herein or therein) constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

Code Section 409A
It is intended that the RSUs comply with Section 409A of the Code (“Section 409”) or an exemption to Section 409A. To the extent that the Company determines that you would be subject to the additional taxes or penalties imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. Notwithstanding anything to the contrary in this Agreement, neither the Company, any Affiliate, the Board, nor the Committee will have any liability to you for any excise tax or penalty imposed on you under Section 409A.
For purposes of this Agreement, a termination of Service only occurs upon an event that would be a Separation from Service. Notwithstanding anything in this Agreement to the contrary, if at the time of your Separation from Service, (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable to you on account of such separation from service constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first payroll date after such Delay Period (or upon your death, if earlier), without interest thereupon.

* * *